Exhibit 99.2

The following is financial data of John H. Harland Company (‘‘Harland’’ or the ‘‘Company’’) for the fiscal quarter ended March 30, 2007:

Consolidated sales for the quarter were $261.1 million, a 4.2% decrease from $272.4 million in the first quarter of 2006. Consolidated net income for the quarter was $15.0 million, a 29.7% decrease from $21.3 million for the same period in 2006.

Harland’s first-quarter results were impacted by pre-tax costs of $8.5 million associated with the Company’s acquisition by M & F Worldwide Corp., which was completed on May 1, 2007.

Segment Reporting

Harland reports results for three business segments: Printed Products, Software and Services and Scantron.

Sales for the quarter from the Company’s Printed Products segment were $162.7 million, a 7.7% decrease from the $176.1 million reported for the same period a year earlier. Segment income from Printed Products was $30.0 million for the quarter, an 8.3% decrease from $32.7 million in the first quarter of 2006. First quarter segment results were negatively impacted by the previously announced loss of a large customer in March, 2006.

Software and Services sales for the quarter were $78.9 million, a 2.3% increase from sales of $77.1 million reported for the same period in 2006. Segment income from Software and Services was $9.7 million, a 29.1% increase from $7.5 million in the first quarter of 2006. The improvement in year-over-year segment results was attributable to organic growth and expense management.

Scantron’s sales for the quarter were $19.5 million, a 0.9% increase from the $19.3 million reported for the same period in 2006. Segment income was $4.9 million, a 19.5% decrease from $6.1 million in the first quarter of 2006. The year-over-year decrease in segment income was primarily due to one-time SG&A expenses attributable to higher severance and legal expenses and accruals for incentive and benefits plans.

John H. Harland Company
Consolidated Statements of Income
(in millions)
(Unaudited)

	Three Months ended
	March 30, 2007	March 31, 2006
Net revenues	$261.1	$272.4
Cost of revenues	129.0	138.2
Gross profit	132.1	134.2
Selling, general and administrative expenses	104.3	96.1
Operating income	27.8	38.1
Interest expense	(3.3)	(3.7)
Other - net	0.3	0.2
Income from continuing operations before income taxes and cumulative effect of change in accounting principle	24.8	34.6
Provision for income taxes	9.4	13.3
Income from continuing operations and before cumulative effect of change in accounting principle	15.4	21.3
Cumulative effect of change in accounting principle, net of tax	—	0.3
Loss from discontinued operations, net of tax	(0.4)	(0.3)
Net income	$15.0	$21.3

John H. Harland Company
Business Segment Information
(in millions)
(Unaudited)

	Three Months ended
	March 30, 2007	March 31, 2006
Net revenues
Printed Products	$162.7	$176.1
Software and Services	78.9	77.1
Scantron	19.5	19.3
Corporate	—	(0.1)

Segment income (loss)
Printed Products	$30.0	$32.7
Software and Services	9.7	7.5
Scantron	4.9	6.1
Corporate	(19.8)	(11.7)